Peloton Recalls Tread Treadmills Due to Risk of Injury United States CONSUMER PRODUCT SAFETY COMMISSION Recall Summary Name of product: Tread Hazard: The touchscreen on the treadmill can detach and fall, posing a risk of injury to consumers. Remedy: Refund Repair Recall date:

May 5, 2021 Units: About 1,050 (In addition, about 5,400 in Canada) Consumer Contact: Peloton toll-free 844-410-0141 from 9 a.m. to 7 p.m. ET Monday through Friday, and 9 a.m. to 6:30 p.m. ET on weekends or online at www.onepeloton.com and click on Product Recalls at the bottom of the page for more information.

Recall Details In Conjunction With: Description: This recall involves Peloton Tread treadmills with model TR02.The recalled Tread has a running space of 59 inches, a 23.8-inch high definition (HD) touchscreen console and a non-slatted running belt. The model number TR02 is printed on a black sticker located on the end cap in the front of the treadmill deck. The treadmills have a touchscreen and are black with the Peloton logo on the monitor and the side rails. PLEASE NOTE: This product is different than the Peloton Tread+ that was also recalled by the CPSC on May 5, 2021 because children, pets, and objects can be pulled underneath the Tread+ deck, posing a risk of injury or death. Remedy: Consumers should immediately stop using the recalled treadmills and contact Peloton for a full refund. Peloton is offering consumers who do not want a refund the option of waiting for a free inspection and repair that will secure the touchscreen to the treadmill to help prevent future incidents. CPSC and Peloton will provide an update when a timeline on that repair is made available. Incidents/Injuries: The firm is aware of 18 reports of the touchscreen loosening and six reports of the touchscreen detaching and falling. No injuries have been reported in the U.S. There have been reports of minor injuries such as abrasions, minor cuts, and bruises in Canada and the United Kingdom. Sold At:

Limited invitation-only release online at onepeloton.com and at Peloton showrooms from November 2020 through March 2021 for about $2,495. Importer(s): Peloton Interactive, Inc., of New York Distributor(s): Peloton Interactive, Inc., of New York Manufactured In: Taiwan Recall number: 21-129 Choose Your Recall Emails